Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Corporation Announces Fiscal 2011 Annual Financial Results, Citing Increased Revenues and Decreases in Cash Used in Operations and in Net Loss

SALT LAKE CITY, November 14, 2011—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its fiscal year ended August 31, 2011, including:

•	Cash and cash equivalents of $17.1 million
•	No debt
•	Total stockholders’ equity of $21.1 million
•	Total revenues increased to $3,037,000 for the year ended August 31, 2011, a 92% improvement compared to total revenues of $1,582,000 for the year ended August 31, 2010.
•	Net loss of $5,286,000 for the year ended August 31, 2011, a 29% improvement compared to a net loss of $7,457,000 for the year ended August 31, 2010.
•
Net cash used in operating activities of $4,157,000 for year ended August 31, 2011, a 27% improvement compared to net cash used in operating activities of $5,680,000 for the year ended August 31, 2010.

“Through increased sales and continued management of our costs and expenses, we were able to reduce our net loss and our operating cash burn from the prior year” said Harold Wolcott, President of the Company.  “We have a strong balance sheet, no debt, and believe we are sufficiently capitalized to continue the global rollout of our MicroThermX® Microwave Ablation System (“MicroThermX®”) line of products.  We are continuing a full schedule of clinical evaluations, and believe this is the beginning of a growing sales trend with the MicroThermX® program.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our MicroThermX® line of products, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Balance Sheets
	August 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$17,135,968	$8,483,565
Accounts receivable, net of allowance for doubtful accounts of $20,000	397,264	307,530
Related party trade accounts receivable	408,323	83,834
Income tax receivable	-	50,000
Inventories, net	2,406,214	2,238,254
Other current assets	121,148	135,050
Total current assets	20,468,917	11,298,233

Property and equipment, net	1,445,897	1,352,731
Patents, net	25,092	51,205

	$21,939,906	$12,702,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$301,936	$197,082
Accrued liabilities	332,004	223,920
Deferred revenue – current portion	42,214	89,591
Total current liabilities	676,154	510,593

Deferred revenue – net of current portion	192,158	73,351

Total liabilities	868,312	583,944

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; $.001 par value, 80,000,000 shares authorized, 29,686,154 and 26,178,679 shares issued, respectively	29,686	26,179
Additional paid-in capital	50,458,729	36,223,350
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(29,416,587)	(24,131,070)
Total stockholders’ equity	21,071,594	12,118,225

	$21,939,906	$12,702,169

BSD MEDICAL CORPORATION
Statements of Comprehensive Loss

	Years Ended August 31,
	2011	2010	2009
Revenues:
Sales	$1,863,773	$1,273,017	$2,933,487
Sales to related parties	1,063,495	309,259	603,000
Equipment rental	110,207	-	-
Total revenues	3,037,475	1,582,276	3,536,487

Cost of revenues:
Cost of sales	1,074,030	1,182,328	1,553,197
Cost of related party sales	618,823	318,682	369,021
Cost of equipment rental	20,073	-	-
Total cost of revenues	1,712,926	1,501,010	1,922,218

Gross margin	1,324,549	81,266	1,614,269

Operating costs and expenses:
Research and development	1,483,659	2,429,215	2,043,268
Selling, general and administrative	5,189,561	5,130,017	6,097,494
Total operating costs and expenses	6,673,220	7,559,232	8,140,762

Loss from operations	(5,348,671)	(7,477,966)	(6,526,493)

Other income (expense):
Interest and investment income	67,233	11,042	584,523
Other income (expense)	(3,279)	3,405	(91,314)
Realized loss on investments	-	-	(6,501,586)
Total other income (expense)	63,954	14,447	(6,008,377)

Loss before income taxes	(5,284,717)	(7,463,519)	(12,534,870)

Income tax (provision) benefit	(800)	6,571	1,150,000

Net loss	(5,285,517)	(7,456,948)	(11,384,870)

Other comprehensive income – decrease in unrealized loss on investments, net of income tax	-	-	2,141,416

Net comprehensive loss	$(5,285,517)	$(7,456,948)	$(9,243,454)

Loss per common share:
Basic	$(0.18)	$(0.32)	$(0.52)
Diluted	$(0.18)	$(0.32)	$(0.52)

Weighted average number of shares outstanding:
Basic	28,838,000	23,257,000	21,887,000
Diluted	28,838,000	23,257,000	21,887,000